Exhibit 10.7

Master Services Agreement

This Master Services Agreement (this “Agreement”) dated as of December 22, 2014 (the “Effective Date”) is entered into by and between AxioMx, Inc., a Delaware corporation having a place of business at 688 East Main Street, Branford CT 06405 (“AxioMx”) and Immix Biopharma Inc, a Delaware corporation having an address at 2216 Linnington Ave, Los Angeles CA 90064, together with its Affiliates (“Company”).

AxioMx is in the business of developing and supplying custom affinity reagents. AxioMx and Company are entering into this Agreement to serve as a master agreement governing multiple sets of projects as may be agreed upon by them from time to time. The services to be performed by AxioMx (“Services”) in connection with any project shall be described in a Task Order, which shall be attached hereto as an exhibit to this agreement and shall include an associated budget and payment schedule. The initial Task Order executed by the parties as of the date hereof is attached hereto as Exhibit A (a “Task Order”). Neither party is obligated to execute any Task Order, but once executed, a Task Order becomes part of this Agreement and shall be subject to the terms set forth herein. Notwithstanding the foregoing, the terms in a Task Order will govern only Services to be provided pursuant to such Task Order.

NOW THEREFORE, in consideration of the mutual covenants which are recited herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1. Definitions.

(a) “Affiliate” with respect to any party shall mean (i) an organization fifty percent (50%) or more of which is owned and/or controlled directly or indirectly , by stock ownership or otherwise, by a party, (ii) an organization which directly or indirectly owns and/or controls fifty percent (50%) or more of a party, by stock ownership or otherwise, or (iii) an organization, the majority ownership of which is directly or indirectly common to the majority ownership of a party.

(b) “Affinity Reagent” means an antibody, antibody fragment, peptide, nucleic acid, or other small molecule that specifically or preferentially binds to the Target in order to identify, track, capture or influence its activity.

(c) “AxioMx Libraries” AxioMx’s phagemid libraries, including all related library frameworks, CDR and linker architecture.

(d) “AxioMx Technology” means the AxioMx Libraries, the Clone and the Affinity Reagents.

(e) “Company Technology” means [any technology that the Company may possess in connection with the Target].

(f) “Clone” means a cell line that expresses the Deliverable.

(g) “Deliverable” means the Affinity Reagent selected by the Company for delivery to the Company pursuant to the Task Order.

(h) “Assigned Product” means any product comprised of, derived from or based on the Deliverable that is used for diagnostic, prognostic or therapeutic purposes in humans or animals, or for microbiology testing, including food safety testing or environmental monitoring.

(i) “Research Purposes” means the use of Deliverable for internal research or inclusion of Deliverable in products that may be commercialized for research use only. For the avoidance of doubt, “Research Purposes” expressly excludes (i) any diagnostic, prognostic or therapeutic use, in humans or animals, or for microbiology testing, including food safety testing or environmental monitoring and (ii) any manufacture of the Deliverable and/or any activities primarily directed to such manufacturing.

(j) “Target” means the target molecule specified in the Task Order for which an Affinity Reagent is lo be developed.

2. Conduct of Services. AxioMx shall perform Services for Company as mutually agreed from time to time by AxioMx and Company. The Services to be performed by AxioMx and the payments to be made by Company to AxioMx shall be as set forth in the applicable Task Order. AxioMx shall perform the Services in accordance with the Task Order and use commercially reasonable efforts to perform the Services in a competent scientific manner in accordance with all applicable laws. AxioMx shall not deviate materially from the applicable Task Order, without the prior written consent of Company. Company hereby grants AxioMx a non-exclusive, royalty-free, worldwide, non-transferable license under the Company’s IP solely to perform the Services.

3. Materials. All materials provided to AxioMx by Company or its agents shall be the sole property of Company (“Company Materials”). Company will provide AxioMx with all relevant environmental, health, and safety (EHS) information relating to any materials that Company provides to AxioMx. Company represents and warrants that all Company Materials not inherently dangerous and are safe when handled with normal laboratory procedures as supplemented by the environmental, health, and safety information provided by Company. Company shall provide AxioMx with the Company Materials specified in the Task Order in the quantities and per the timelines specified therein. AxioMx shall use the Company Materials solely in connection with the Services, and for no other purpose. Upon request of Company at the completion of the Services, AxioMx shall destroy or deliver to Company all Materials in the possession of AxioMx at Company’s sole cost and expense.

4. Limitations. Company acknowledges and agrees that, except as set forth in this Agreement, no other rights or licenses, express or imp lie d, arc granted to any AxioMx IP.

5. Supply.

(a) Supply and Purchase Obligations. AxioMx agrees to supply to Company, and Company agrees to purchase from AxioMx, such quantities of the Deliverable as Company may order from AxioMx for use in connection with any Research Purpose. Company shall purchase from AxioMx all of its requirements of Affinity Reagents.

(b) Delivery. AxioMx agrees to use commercially reasonable efforts to deliver each Deliverable in accordance with the timelines set forth in the Task Order, and as may be ordered by Company from time to time in accordance with the terms of this Agreement. AxioMx shall deliver all Deliverables EXW AxioMx’s manufacturing facilities (Incoterms® 2010). For the manufacture and supply of Deliverables in excess of amounts contemplated by a Task Order, the parties shall negotiate in good faith a commercially reasonable supply arrangement (the “Supply Agreement”). Among other terms, the Supply Agreement shall provide that if AxioMx cannot fulfill the Company’s orders of Deliverable in accordance with the terms of the Supply Agreement Company may engage a third party to manufacture the Deliverable, subject to the payment to AxioMx of a commercially reasonable royalty and to AxioMx’s prior written consent, which consent may not be unreasonably withheld or delayed.

(c) Storage of Clones. Once a Clone is created, AxioMx shall at Company’s cost as specified in the Task Order (i) store the Clone at AxioMx’s facilities and (ii) produce a back-up stock of the Clone and store it in a separate, secure location.

6. Product Assignment. AxioMx hereby grants to Company an exclusive product assignment option (the “Product Assignment”), which, grants Company an exclusive, royalty-bearing right, with the right to sublicense, under the Deliverable to further research, develop, use, sell, offer for sale, import and export one or more Assigned Products. Company may, in its sole discretion, exercise the Option at any time during the Term by providing written notice to AxioMx (the “Notice”). The terms of the Product Assignment are in accordance with the terms of Exhibit B.

7. Payment. AxioMx shall perform the Services for Company, and AxioMx shall invoice Company in accordance with the schedule set forth in the applicable Task Order. Company shall pay all invoices from AxioMx within thirty (30) days of receipt by Company. Late payments shall bear interest at the rate of one percent (1%) per month or any part thereof. If AxioMx is compelled to bring suit to collect amounts due hereunder, it shall also be entitled to recover interest on amounts due as provided by law and reasonable attorney fees and costs of suit incurred in connection with the action. The above remedies shall not limit a party from seeking any other available remedies at law or equity.

8. Confidentiality.

(a) Definition of Confidential Information. “Confidential Information” means any scientific, technical, trade or business information possessed by, obtained by, developed for one party (the “Disclosing Party”) which is provided hereunder to the other party (the “Receiving Party”), which is treated by the Disclosing Party as confidential or proprietary including, without limitation, formulations, techniques, methodology, assay systems, formulae, procedures, tests, equipment, clinical protocols, data, reports, know-how, sources of supply, patent positioning, relationships with consultants and employees, business plans and business developments, information concerning the existence, scope or activities of any research, development, clinical trials, manufacturing, marketing or other projects of the Disclosing Party, and any other confidential information about or belonging to Disclosing Party’s suppliers, licensors, licensees, agents, Affiliates, customers, potential customers or others. Without limiting the foregoing, Company’s Confidential Information shall include the Company Materials and AxioMx’s Confidential Information shall include AxioMx Libraries and AxioMx Technology. Confidential Information does not include any information that (i) was known to the Receiving Party at or prior to the time it was disclosed, other than under circumstances of confidentiality, as evidenced by the Receiving Party’s written records; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to the Receiving Party by a third party who did not derive it, directly or indirectly, from the Disclosing Party; or (iv) is independently developed by the Receiving Party without the use of the Disclosing Party’s Confidential Information, as evidenced by the Receiving Party’s written records .

(b) Acknowledgement Regarding Confidentiality and Ownership. Each of AxioMx and Company has developed and will develop its respective Confidential Information over a substantial period or time at substantial expense. Such Confidential lnformation is of great importance to each party’s business. Each party acknowledges that the Disclosing Party is and shall at all times remain the sole:: owner or the Disclosing Party’s Confidential Information. Each party represents that it has the right to disclose its Confidential Information to the other party under this Agreement.

(c) Nondisclosure of Confidential Information. The Receiving Party shall not directly or indirectly publish, disseminate or otherwise disclose, deliver or make available to any third party any of the Disclosing Party’s Confidential Information during the term of this Agreement and for a period of five (5) years thereafter. The Receiving Party may disclose the Disclosing Party’s Confidential Information internally to persons who have a need to receive such Confidential Information in order to further the purposes of this Agreement and who are bound to protect the confidentiality of such Confidential Information, as set forth herein. The Receiving Party may disclose the Disclosing Party’s Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material, reasonable advance notice is given to the Disclosing Party and the Receiving Party shall take reasonable steps to limit the scope of such disclosure.

(d) Use of Confidential Information. The Receiving Party shall use the Disclosing Party’s Confidential Information solely in connection with such party’s rights or obligations hereunder or for such other purposes as may be agreed upon by the parties in writing.

(e) Physical Protection of Confidential Information. The Receiving Party shall exercise all commercially reasonable precautions to physically protect the integrity and confidentiality of the Disclosing Party’s Confidential Information.

(f) Agreements with Personnel, Affiliates, and Agents. The Receiving Parry has or shall obtain agreements with all personnel, Affiliates and agents who are permitted access to the Disclosing Party’s Confidential Information under this Agreement which impose confidentiality obligations on such parties comparable to those confidentiality obligations set forth in this Article 10, as applicable.

(g) Return of Confidential Information. At the completion of the Services or upon the expiration or termination of this Agreement, the Receiving Party shall promptly return to the Disclosing Patty or destroy, at the Disclosing Party’s option, the Disclosing Party’s Confidential Information, with written certification of such destruction sent to the Disclosing Party. Notwithstanding the foregoing, the Receiving Party may retain one(]) copy of the Disclosing Party’s Confidential Information solely for the purpose of monitoring the Receiving Party’s ongoing obligations hereunder.

9. Intellectual Property.

(a) Background IP. Each of AxioMx and Company agree that all pre-existing intellectual property of either of them remains the properly of the party that created it and the other party shall have no right or license to it. Each Party shall remain the sole owner of any intellectual property it has developed or otherwise possesses as of the Effective Date. Except as expressly set forth in this Agreement, nothing herein shall be regarded as an express or implied transfer or license of a Party’s Background IP.

(b) AxioMx IP. Notwithstanding anything herein to the contrary, AxioMx is the sole and exclusive owner of all right, title and interest in and lo all intellectual property claiming or covering the AxioMx Technology. AxioMx shall, and hereby does, assign to Company any and all rights it may have in and to any improvements which are part of Deliverables, at the cost specified by terms of the Product Assignment in Exhibit B.

(c) Company IP. Company is the sole and exclusive owner of all right, title and interest in and to all intellectual property that (i) except as set forth in Section 9(b), or (ii) claims or covers the Company Technology, which shall include any improvement thereto that is made, conceived or reduced to practice during the Term by either or both parties (the “Company IP”). AxioMx shall, and hereby does, assign lo Company any and all rights it may have in and to any such improvements.

(d) Patent Prosecution and Maintenance. In accordance with the foregoing, AxioMx has the right to file, prosecute and maintain all patent rights related to the AxioMx IP and Company shall have the right to file, prosecute and maintain all patent rights related to Company IP and any Deliverable covered by this Assignment Agreement. Notwithstanding the foregoing, if the parties execute a Product Assignment, AxioMx shall grant Company the right to file, prosecute and maintain composition of matter claims for patent rights claiming or covering the Deliverable Product(s). Company acknowledges and agrees that it shall not file, prosecute or maintain any patent applications or patents that cover or claim any Deliverable or Assigned Product without first obtaining the Product Assignment.

10. Warranty.

(a) Mutual Representations. Each party represents and warrants to the other party as of the Effective Dale that: (a) it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part; and (c) it has the right to grant the rights and assignments granted by it herein.

(b) Additional Representation by Company. Company hereby represents and warrants to AxioMx that it has the rights necessary in respect of the Company Technology and Target to allow AxioMx to perform the Services .

(c) Additional Representations by AxioMx.

i. AxioMx will notify Company promptly after AxioMx receives any contact or communication from any regulatory agency that relates adversely to the Services.

ii. AxioMx represents and warrants to Assignee that as of the Effective Date: (a) there are no actions, lawsuits, claims or arbitration or material adverse proceedings pending, or to the best of AxioMx’s knowledge, threatened, in any way relating to the AxioMx IP; (b) to the best of AxioMx’s knowledge, no third party’s intellectual property rights are needed by AxioMx to perform the Services; and (c) AxioMx is the sole and exclusive owner of and/or solely and exclusively controls, all right, title and interest in the AxioMx IP.

11. Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED. THE AXIOMX TECHNOLOGY IS EXPERIMENTAL IN NATURE AND, EXCEPT AS OTHERWISE EXPRESSLY STATED IN ARTICLE 12, THE AXIOMX TECHNOLOGY AND AXIOMX IP ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. AXIOMX FURTHER MAKES NO WARRANTIES REGARDING THE INFORMATION SUPPLIED BY AXIOMX TO COMPANY, OR THE USE OF, OR THE RESULTS OF THE USE OF SUCH INFORMATION, OR THE PERFORMANCE OF THE SERVICES OTHER THAN AS SPECIFICALLY SET FORTH HEREIN.

COMPANY ACKNOWLEDGES THAT THE RESULTS OF THE SERVICES ARE INHERENTLY UNCERTAIN AND THAT, ACCORDINGLY, THERE CAN BE NO ASSURANCE, REPRESENTATION OR WARRANTY BY AXIOMX THAT THE PERFORMANCE OF THE SERVICES WILL YIELD SUCCESSFUL RESULTS.

12. Indemnification.

(a) Indemnification by Company. Company agrees to defend, indemnify, and hold harmless AxioMx, at Company’s expense, from and against any third party claim or action (each a “Claim”), and any and all loss , liability , damage or expense, including reasonable attorneys’ fees deriving therefrom (collectively, “Losses”) arising from or related to (i) the performance by Company of its obligations under this Agreement or any breach by Company of this Agreement, (ii) any misconduct or acts of negligence by Company, and (iii) the use by Company of the Deliverable or the AxioMx IP to the extent not authorized herein: provided that the foregoing indemnity will not apply to the extent that any Losses are attributable to the negligence or misconduct of AxioMx.

(b) Indemnification by AxioMx. AxioMx agrees to defend, indemnify, and hold harmless Company, at AxioMx’s expense, from and against any Claims and Losses arising from or related to (i) the performance by AxioMx of its obligations under this Agreement or any breach by AxioMx of this Agreement and (ii) any misconduct or acts of negligence by AxioMx; provided that the foregoing indemnity will not apply to the extent that any Losses are attributable to the negligence or misconduct of Company.

(c) Notice of Claims. Any person seeking to be defended or indemnified hereunder (an “Indemnitee”) shall (i) provide the party obligated to indemnify such Indemnitee (the “Indemnitor”) with notice of the Claim or threatened Claim for which such Indemnitee seeks, or may seek to be indemnified or defended promptly after becoming aware of it, but in any event no later than ten (10) days thereafter. Such notice must include a reasonable identification of the alleged facts giving rise to the Claim and (ii) grant the Indemnitor reasonable authority and control over the defense and settlement of the Claim, provided that the Indemnitee will have the right to retain separate counsel at its own expense. The Indemnitee must reasonably cooperate with the Indemnitor and its attorneys and consultants in the defense of any such Claim at the Indemnitor’s expense. The Indemnitor may not settle any Claim without prior written approval of Indemnitee, which may not be unreasonably withheld, conditioned, or delayed.

13. Disclaimer of Consequential Damages. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTl.AL DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES RESULTING FROM LOSS or PROFITS, REVENUE, DATA, DELAYS, OR USE), REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF TH£ POSSIBILITY OF SUCH DAMAGES.

14. Limitation on Liability. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, AXIOMX’S AGGREGATE LIABILITY TO COMPANY UNDER THE AGREEMENT SHALL IN NO EVENT EXCEED THE FEE ACTUALLY PAID BY COMPANY TO AXIOMX UNDER THE APPLICABLE TASK ORDER WITH RESPECT TO THE SERVICE(S) AT ISSUE.

15. Term and Termination.

(a) Term. The term of the Agreement shall be for a period of five (5) years from the Effective Date of this Agreement plus any additional period of time reasonably necessary to complete a Task Order incorporated into this Agreement during such 5-year period, unless extended by written agreement between the parties (the “Term”).

(b) Termination for Breach. In the event a party commits a breach of a material obligation of this Agreement and such breach remains substantially uncured thirty (30) days after receipt of written notice from the other party specifying the nature of such breach, the notifying party shall have the right to terminate this Agreement effective immediately.

(c) Termination at Will. Further, Company may terminate this Agreement or any Task Order at any time (i) upon thirty (30) days’ prior written notice to AxioMx, provided that Company pays AxioMx for the current phase of services under all Task Orders and for all reasonable Company authorized and non-cancellable expenses associated with all Task Orders or (ii) prior to a written decision to proceed with the next phase of any project as set fo1th in a particular Task Order.

(d) Effects of Termination. Upon expiration or termination of this Agreement, and except as otherwise provided in any executed Product Assignment then in effect, all rights, licenses and options granted hereunder shall terminate and revert to the granting party. The expiration or termination of this Agreement shall not release either party from any obligation that accrued on or before the effective elate of termination. In addition, any termination or expiration of this Agreement shall not affect the rights and obligations of the parties under Sections 3 (last sentence only), 9, l 0, 13, 14, 15, 16(d), and 17 through 23.

16. Publicity. AxioMx may use Company’s name in its advertising and sales promotional material as having provided technology services to Company; provided that AxioMx shall not disclose any Confidential Information of Company or the details of any Task Order without Company’s prior written consent.

17. Assignment. This Agreement shall not be assigned by either party without the prior express written consent of the other party, except by either party in connection with the merger, consolidation, or sale of all or substantially all of its business or assets relating to the entire business to which this Agreement relates.

18. Severability. In the event that any term of this Agreement is held to be invalid, illegal, or unenforceable, such invalidity , illegality, or unenforceability shall not affect any other portion of this Agreement, and the parties will consult and agree as to which term as will most fully realize the intent of the parties as expressed in this Agreement to the fullest extent pem1ittcd by applicable law, the parties hereby declaring their intent that this Agreement he construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible.

19. Amendment; Waiver. This Agreement (including any Task Orders attached hereto) contains the entire understanding of the parties with respect to the subject matter contained herein and supersedes any previous agreements on this subject matter executed by these parties. None of the terms of this Agreement may be waived or modified except by an express agreement in writing signed by the party against whom enforcement of such waiver or modification is sought. The failure or delay of either party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver or a modification by such party of such right. To the extent the terms set forth in a Task Order conflict with any terms set forth in this Agreement, the terms of this Agreement will control, unless the parties agree in writing and state in the Task Order which provisions of this Agreement are modified or amended.

20. Remedies. Notwithstanding any other provision of this Agreement, in no event shall either party be liable to the other party for any loss of profit or incidental or consequential damages, regardless of the basis of such claims, even if the party has been apprised of the possibility or likelihood of such damages occurring.

21. Independent Contractors. The relationship between Company and AxioMx created by this Agreement is one or independent contractors, and neither party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement. AxioMx shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

22. Governing Law; Jurisdiction. This Agreement is to be governed by and interpreted in accordance with the laws of the state of Connecticut. The parties irrevocably submit to the exclusive jurisdiction of the courts of the State of Connecticut in respect or all matters arising out of this Agreement.

23. Compliance with Laws. At all times during the Term, each party shall comply with all applicable laws and regulations in connection with each party’s obligations pursuant to this Agreement.

24. Force Majeure. The performance of this Agreement (other than the payment of money) by either party, in part or in full, is subject to events or occurrences beyond its control such as, but not limited to, the following: acts of nature, war, threat of war, government retaliation against foreign enemies, government regulation or advisory, disasters, fire, earthquakes, accidents or otl1er casualty, strikes or threats of strikes, civil disorder, terrorist acts and/or threats of terrorism, acts of foreign enemies, or curtailment of transportation services making it illegal, impossible, or commercially impracticable to perform its obligations under this Agreement. Either party may terminate, suspend, or partially perform its obligations under this Agreement, without .liability or further obligation, by written notice to the other party if such obligations arc delayed , prevented, or frustrated by any of the above events, or similar events or occurrences, to the extent such events or occurrences are beyond the reasonable control of the party whose reasonable performance is prevented, made impracticable , or partially curtailed; provided, however, that Company must perform its obligations to pay for all AxioMx uncancelable expenses incurred as a result the above events or similar intervening causes, to the extent such expenses are included in the Task Order. Unless otherwise agreed by the panics, any deadline or time for performance which falls due during or subsequent to such Force Majeure event shall be automatically extended for a minimum period of time equal to the period of disability.

25. Advice of Counsel. Each party has consulted counsel of its choice regarding this Agreement and each party acknowledges and agrees that tJ1is Agreement (a) shall not be deemed to have been drafted by one party or the other party and (b) is intended to be construed accordingly.

26. Insurance. Each party hereto carries, with financially sound and reputable insurers, insurance coverage (including workers’ compensation and comprehensive liability coverage) with respect to the conduct of its business against loss from such risks and in such amounts as is customary for companies engaged in the same or similar businesses.

27. Non-exclusive. Subject to the terms of any Product License, if such license is executed, nothing in this Agreement shall be construed to prohibit AxioMx from performing services for any third party, even if it involves discovering and developing antibodies to very similar or even identical targets to those included in a Task Order; provided, that, AxioMx does not utilize any Company Confidential Information.

[Signature page follows.]

IN WITNESS WHEREOF, the parties to this Agreement have by duly authorized persons executed this Agreement below.

[Company]		AxioMx, Inc.

/s/ Ilya Rachman		/s/ Tom Thompson

By:	Ilya Rachman	By:	Tom Thompson

Title:	CEO, Immix Biopharma, Inc.	Title:	Vice President, Sales & Marketing

EXHIBIT A

Task Order

EXHIBIT B

Terms of Product Assignment

Company agrees that AxioMx is entitled to royalties on the sale of any Deliverable that is used for diagnostic, prognostic or therapeutic purposes, in humans or animals, or formic robiology testing, including food safely testing or environmental monitoring.

(a) Therapeutic Purposes; Company shall pay AxioMx a royalty of three and one-half percent l3.5%) of Net Sales of Company, its Affiliates and Sublicensees of Assigned Products for each Deliverable used in such Licensed Product(s) for therapeutic purposes.

(b) Non-Therapeutic Purposes (not covered under (a) above): Company shall pay AxioMx a royalty of one and one-half percent ( 1.5%) of Net Sales of Company, its affiliates and Sublicensees of Assigned Products for each Deliverable used in such Licensed Product for diagnostic or prognostic purposes. For the avoidance of doubt, if three (3) Deliverables are used in a Assigned Product for diagnostic or prognostic pw-poses, the royalty for such Assigned Product will be four and one-half percent (4.5%).

EXHIBIT B

Terms of Product Assignment

Company agrees that AxioMx is entitled to royalties on the sale of any Deliverable that is used for diagnostic, prognostic or therapeutic purposes, in humans or animals, or for microbiology testing, including food safety testing or environmental monitoring.

(a) Therapeutic Purposes: Company shall pay AxioMx a royalty of three and one-half percent (3.5%) of Net Sales of Company, its Affiliates and Sublicensees of Assigned Products for each Deliverable used in such Licensed Product(s) for therapeutic purposes.

(b) Non-Therapeutic Purposes (not covered under (a) above): Company shall pay AxioMx a royalty of one and one-half percent (1.5%) of Net Sales of Company, its affiliates and Sublicensees of Assigned Products for each Deliverable used in such Licensed Product for diagnostic or prognostic purposes. For the avoidance of doubt, if three (3) Deliverables are used in a Assigned Product for diagnostic or prognostic purposes, the royalty for such Assigned Product will be four and one-half percent (4.5%).

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